UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – March 5, 2008

UPSNAP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50560	20-0118967
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Jackson Street, Suite 203, P.O. Box 2399, Davidson, North Carolina	28036
(Address of principal executive offices)	(zip code)

704-895-4121
Registrant’s telephone number, including area code

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 5, 2008, Tony Phillip, the Chief Executive Officer of UpSnap, Inc., a Nevada corporation (the "Registrant"), agreed in principle to a contract extension with the Company subject to an agreement on the terms and conditions of the contract.

ITEM 1.02  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On March 5, 2008, the Registrant terminated the Agreement and Plan of Merger, by and among the Registrant, Mobile Greetings, Inc., a California corporation, and UpSnap Acquisition Corp., a California corporation and a wholly owned subsidiary of Registrant dated August 9, 2007 (the “Agreement,” as described on Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2007), as amended on October 16, 2007 by Amendment No. 1 to the Agreement (as described on Current Report on Form 8-K filed with the SEC on October 16, 2007) and as further amended on January 14, 2008 by Amendment No. 2 to the Agreement (as described on 10-KSB for the fiscal year ended September 30, 2007, filed with the SEC on January 15, 2008).  In accordance with Section 7.02(ii) of the Agreement, as amended, any of the parties to the Agreement, to the extent they are not in breach of the Agreement, may terminate the Agreement  if the merger is not consummated by February 29, 2008.  Due to current adverse market conditions, the parties were unable to consummate the Agreement and have decided to terminate the Agreement.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

Effective March 5, 2008, Richard Jones, resigned as Vice President of Content and Distribution at the Registrant and as a board member, to pursue other opportunities.  At the time of resignation, there was no disagreement between Mr. Jones and the Registrant’s board of directors over any matter.

ITEM 9.01  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(d)           Exhibits.

99.1	Press Release, dated March 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UPSNAP, INC.
By:	/s/ Tony Philipp
Tony Philipp, Chairman, CEO and President

Date: March 11, 2008